                                                                     Exhibit 4.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BEI TECHNOLOGIES, INC.

      BEI TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: The name of this corporation is BEI TECHNOLOGIES, INC.

      SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 30, 1997. A Certificate of Designation of the Series A Junior Participating Preferred Stock of the corporation was filed with the Secretary of State of the State of Delaware on September 23, 1997.

      THIRD: The following amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") pursuant to resolutions duly adopted by the Board of Directors of this corporation, and was approved by the stockholders of this corporation as provided in Sections 212 and 216 of the General Corporation Law.

      FOURTH: The first paragraph of Article IV of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

            A. This corporation is authorized to issue two classes of shares of stock, to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is thirty-seven million (37,000,000) shares. Thirty-five million (35,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Two million (2,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).


                                       1.

      IN WITNESS WHEREOF, BEI TECHNOLOGIES, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Secretary in San Francisco, California this 1st day of March, 2001.

                                                  BEI TECHNOLOGIES, INC.



                                                  /s/ Asad M. Madni
                                                  ------------------------------
                                                  Asad M. Madni
                                                  President


Attest:



  /s/ Robert R. Corr
-------------------------------------
Robert R. Corr
Secretary


                                       2.